    As filed with the Securities and Exchange Commission on August 31, 1999
                                                    Registration No. 333-

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                             GLOBAL INDUSTRIES, LTD.
             (Exact name of registrant as specified in its charter)


              LOUISIANA                                                                     72-1212563
(State or other jurisdiction of incorporation or organization)                 (I.R.S. Employer Identification No.)

          107 GLOBAL CIRCLE                                                            RUSSELL J. ROBICHEAUX
   LAFAYETTE, LOUISIANA 70596-1936                                               VICE PRESIDENT & GENERAL COUNSEL
           (318) 989-0000                                                                107 GLOBAL CIRCLE
  (Address, including zip code, and telephone number,                             LAFAYETTE, LOUISIANA 70596-1936
including area code, of registrant's principal executive offices)                         (318) 989-0000
                                                                         (Name, address, including zip code, and telephone
                                                                        number, including area code, of agent for service)

                                    Copy to:
                                JEFFERY B. FLOYD
                             VINSON & ELKINS L.L.P.
                              2300 FIRST CITY TOWER
                            HOUSTON, TEXAS 77002-6760
                                 (713) 758-2222
                              (713) 758-2346 (FAX)
                           ---------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the registration statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                                                      PROPOSED MAXIMUM
                                                                                     AGGREGATE OFFERING            AMOUNT OF
              TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED(1)                       PRICE (2)            REGISTRATION FEE
================================================================================================================================
Debt Securities..................................................................
Preferred Stock..................................................................
Depositary Shares................................................................
Common Stock ....................................................................
Warrants.........................................................................
-------------------------------------------------------------------------------------------------------------------------------
        Total ...................................................................      $500,000,000                  $139,000
================================================================================================================================

(1) Certain information as to each class of securities to be registered is not specified in accordance with General Instruction II.D. to Form S-3 under the Securities Act of 1933, as amended. We are registering for issuance and sale an indeterminate dollar amount of debt securities, preferred stock, depositary shares, common stock and warrants. In addition, these securities may be issued upon conversion, redemption, or exercise of debt securities, preferred stock, depositary shares or warrants.
(2) The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee under Rule 457(o).

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


            PROSPECTUS (Subject To Completion, Dated August 31, 1999)



                                  $500,000,000

                             Global Industries, Ltd.
                                 DEBT SECURITIES
                                 PREFERRED STOCK
                                DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS



Global Industries, Ltd. may offer from time to time debt securities, preferred stock, depositary shares, common stock or warrants. The specific terms of any securities offered will be included in a supplement to this prospectus. The prospectus supplement will also describe the manner in which the securities will be offered. You should read this prospectus and any prospectus supplement carefully before you invest.




                              --------------------






The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                              --------------------







            , 1999

                                TABLE OF CONTENTS

                                                                Page
                                                                ----
About This Prospectus..............................................2
Where You Can Find More Information................................2
Cautionary Statement About Forward-Looking Statements..............3
The Company........................................................4
Recent Developments................................................4
Use of Proceeds....................................................5
Ratios of Earnings to Fixed Charges................................5
Description of Debt Securities.....................................5
Description of Capital Stock......................................10
Description of Depositary Shares..................................13
Description of Warrants...........................................15
Plan of Distribution..............................................16
Legal Matters.....................................................17
Experts...........................................................17

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities to be sold. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by our company in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the following section.

     As used in this prospectus, "Global," "we," "us," and "our" refer to Global Industries, Ltd. and its subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     Our common stock is listed on the Nasdaq National Market System under the symbol "GLBL." Our reports, proxy statements and other information may be read and copied at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus constitutes part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. It omits some of the information contained in the registration statement, and reference is made to the registration statement for further information with respect to us and the securities we are offering. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance reference is made to the copy of the document filed.

     The SEC allows our company to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or until we terminate this registration statement:

     o Our Annual Report on Form 10-K for the transition period ended December 31, 1998;

     o   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     o   Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;
         and

     o The description of our common stock contained in our Form 8-A registration statement filed on January 8, 1993, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

     You may request a copy of these filings at no cost, by writing our company at the following address or telephoning our company at the following number:

         Global Industries, Ltd.
         Attention:  Investor Relations Department
         5151 San Felipe, Suite 900
         Houston, Texas 77056
         Telephone:  (713) 479-7997

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference contain statements that constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this prospectus and the documents we incorporate by reference and include statements regarding our plans, beliefs or current expectations, including the plans, beliefs and expectations of our officers and directors.

     Although we believe that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results for a number of reasons, including:

     o   fluctuations in the prices or demand for oil and gas;

     o   the level of offshore drilling activity;

     o   operating hazards;

     o   industry conditions;

     o   foreign exchange and currency fluctuations;

     o   changes in laws or regulations;

     o   acquisition or divestitures;

     o   environmental matters;

     o   difficulties caused by Year 2000 problems; and

     o   the availability of capital resources.

     The information contained in this prospectus, and the documents incorporated by reference into this prospectus, identify additional factors that could affect our operating results and performance. Additional risks and uncertainties may be included in any prospectus supplement. We urge you to carefully consider those factors.

     All forward-looking statements attributable to our company are expressly qualified in their entirety by this cautionary statement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, you are cautioned that the forward-looking events discussed in this prospectus or any supplement to this prospectus might not occur.

                                   THE COMPANY

     Global Industries, Ltd., directly and through its subsidiaries, provides construction services to the offshore oil and gas industry in the Gulf of Mexico, West Africa and in certain other international areas. Our construction services include pipeline construction, platform installation and removal, diving services, and construction support. We began as a provider of diving services to the offshore oil and gas industry over 25 years ago and have expanded our business through acquisitions, new construction, and upgrades of vessels. The Company's fleet currently includes 71 manned vessels available for service. We have the largest number of offshore construction vessels currently available in the Gulf of Mexico, and our worldwide fleet includes 24 barges that have various combinations of pipelay, pipebury, and derrick capabilities.

     Our principal executive offices are located at 107 Global Circle, Lafayette, Louisiana 70596-1936, and our telephone number at our offices is
(318) 989-0000.

                               RECENT DEVELOPMENTS

     In July 1999, we acquired the offshore marine construction business of our Mexican joint venture, CCC Fabricaciones y Construcciones, S.A. de C.V., and sold our 49% interest in CCC to CCC's other principal shareholder. Under the terms of the transaction, we acquired four marine vessels, a marine support base at Cuidad del Carmen, Mexico, and existing contracts to perform approximately $72 million of offshore marine construction. As consideration for the assets acquired, we assumed approximately $32 million of CCC's indebtedness, which we had previously guaranteed, and other liabilities of approximately $33 million primarily related to CCC's offshore marine construction operations. The acquisition will be accounted for as a purchase and, accordingly, the acquisition cost will be allocated to the net tangible assets acquired based on their fair market values with the excess, estimated to be approximately $45 million, recorded as goodwill. The goodwill is expected to be amortized on the straight-line method over 15 years. Beginning July 1, 1999, the offshore marine construction operations in Mexico will be reported on a fully consolidated basis.

     On August 2, 1999, we entered into a definitive agreement to acquire ETPM, S.A., a leading international offshore construction company wholly owned by Groupe GTM of France. Under the terms of the agreement, we will pay Groupe GTM $265 million in cash for the outstanding stock of ETPM and enter into a lease purchase of Groupe GTM's interest in two vessels providing for (1) annual barge rental fees and (2) the purchase of Group GTM's interest in such vessels for $25 million in January 2002. This acquisition will be accounted for as a purchase and, accordingly, the total acquisition cost will be allocated to the net tangible assets acquired based on their fair market values with the excess recorded as goodwill. The goodwill is expected to be amortized on the straight-line basis over 20 years. ETPM has five principal offshore construction vessels, including the DLB Polaris located offshore West Africa, the DLB 801 located in the Persian Gulf and the Norlift and the Northern Explorer, each located in the North Sea. The transaction is expected to close in September 1999.

     In connection with the acquisition of ETPM, we expect to enter into a new $550 million credit facility to replace our existing credit facility pursuant to a commitment provided by Bank One, N.A. We expect the new credit facility to consist of (1) a $100 million interim term loan, (2) a $250 million term loan facility that is a combination of five and six year term loans, and (3) a $200 million five year revolving credit facility. Certain of our subsidiaries' stock and our principal assets will collateralize the loans under the new credit facility. To consummate the ETPM acquisition, we also expect to obtain a $200 million bridge loan.

                                 USE OF PROCEEDS

     Unless otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for general corporate purposes, which may include repayment of indebtedness, the financing of capital expenditures, future acquisitions and additions to our working capital. The net proceeds may be invested temporarily until they are used for their stated purchase.

                              RATIOS OF EARNINGS TO
                                  FIXED CHARGES

     The following table contains our consolidated ratios of earnings to fixed charges and earnings to fixed charges plus dividends for the periods indicated.

                                                          NINE MONTHS
                                                             ENDED        SIX MONTHS
                                                          DECEMBER 31,   ENDED JUNE 30,
                        1995     1996    1997     1998      1998(1)         1999
                        ----     ----    ----     ------    -------         ----
Ratio of earnings to
fixed charges........   25.1x    14.5x   11.9x    14.2x       7.5x           1.3x
Ratio of earnings to
fixed charges plus
dividends............   25.1x    14.5x   11.9x    14.2x       7.5x           1.3x

---------------------------

(1) Effective December 31, 1998, the Company changed its fiscal year-end to December 31 of each year.

For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges plus dividends: (1) earnings consist of income before income taxes plus fixed charges, excluding capitalized interest, and (2) fixed charges consist of interest expense and the estimated interest component of rent expense. There were no dividends paid or accrued during the periods presented above.

                         DESCRIPTION OF DEBT SECURITIES

     Any debt securities issued using this prospectus ("Debt Securities") will be our direct unsecured general obligations. The Debt Securities will be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities").

     The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures between our company and a U.S. banking institution (a "Trustee"). The Trustee for each series of Debt Securities will be identified in the applicable prospectus supplement. Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture." Together the Senior Indenture and the Subordinated Indenture are called "Indentures."

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that is offered by a prospectus supplement will be described in the prospectus supplement.

     We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular sections or defined terms of the Indentures, such sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in this summary have the meanings specified in the Indentures.

GENERAL

     The Indentures provide that Debt Securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the applicable Indenture.

     The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt ("Senior Debt"). The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt as described under "--Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any Subordinated Debt Securities.

     A prospectus supplement and a supplemental indenture relating to any series of Debt Securities being offered will include specific terms related to the offering, including the price or prices at which the Debt Securities to be offered will be issued. These terms will include some or all of the following:

     o   the title of the Debt Securities;

     o whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

     o   the total principal amount of the Debt Securities;

     o the dates on which the principal of the Debt Securities will be payable;

     o the interest rate of the Debt Securities and the interest payment dates for the Debt Securities;

     o   the places where payments on the Debt Securities will be payable;

     o   any terms upon which the Debt Securities may be redeemed at our option;

     o any sinking fund or other provisions that would obligate our company to repurchase or otherwise redeem the Debt Securities;

     o   whether the Debt Securities are defeasible;

     o   any addition to or change in the Events of Default;

     o if convertible into our common stock or any of our other securities, the terms on which such Debt Securities are convertible;

     o   any addition to or change in the covenants in the applicable Indenture;
         and

     o any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture. (Section 301)

     The Indentures do not limit the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by our company and may be in any currency or currency unit designated by us.

     If so provided in the applicable prospectus supplement, we may issue the Debt Securities at a discount to their principal amount and pay less than the entire principal amount of the Debt Securities upon declaration of acceleration of their maturity ("Original Issue Discount Securities"). The applicable prospectus supplement will describe all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities.

SENIOR DEBT SECURITIES

     The Senior Debt Securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness. Except as provided in the applicable Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, the Senior Indenture will not limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Under the Subordinated Indenture, payment of the principal, interest and any premium on the Subordinated Debt Securities will generally be subordinated in right of payment to the prior payment in full of all of our Senior Debt, including any Senior Debt Securities. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series, including:

     o the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

     o the applicability and effect of such provisions in the event of specified defaults with respect to Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

     o the definition of Senior Debt applicable to the Subordinated Debt Securities of that series.

     The inability to make any payment due on any of the Subordinated Debt Securities as a result of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not prevent the occurrence of an Event of Default under the Subordinated Debt Securities.

CONVERSION RIGHTS

     The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at the option of our company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

FORM, EXCHANGE AND TRANSFER

     The Debt Securities of each series will be issuable only in fully registered form, without coupons. Unless otherwise indicated in the applicable prospectus supplement, the securities will be issued in denominations of $1,000 each or multiples thereof. (Section 302)

     Subject to the terms of the applicable Indenture and the limitations applicable to global securities, Debt Securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by our company for such purpose, without the payment of any service charge except for any tax or governmental charge. (Sections 305 and 1002)

GLOBAL SECURITIES

     The Debt Securities of any series may be issued, in whole or in part, by one or more global certificates that will be deposited with a depositary identified in the applicable prospectus supplement.

     No global security may be exchanged in whole or in part for Debt Securities registered in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

     o   the depositary is unwilling or unable to continue as depositary;

     o   an Event of Default has occurred and is continuing; or

     o   as otherwise provided in a prospectus supplement.

     Unless otherwise stated in any prospectus supplement, The Depository Trust Company ("DTC") will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be affected only through records maintained by DTC and its participants.

PAYMENT

     Unless otherwise indicated in the applicable prospectus supplement, payment of interest on Debt Securities on any interest payment date will be made to the persons in whose names such Debt Securities are registered at the close of business on the regular record date for such interest. (Section 307)

     Unless otherwise indicated in the applicable prospectus supplement, principal, interest and any premium on the Debt Securities will be paid at designated places. However, at our option, payment may be made by check mailed to the persons in whose names the Debt Securities are registered on days specified in the Indenture or any prospectus supplement. (Sections 1002 and
1003)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may consolidate with or merge into, or sell or lease substantially all of our properties to any person if:

     o the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any United States jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

     o immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

     o any other conditions specified in the applicable prospectus supplement are met. (Section 801)

EVENTS OF DEFAULT

     Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default ("Event of Default") under the
Indentures:

     o failure to pay principal or premium on any Debt Securities of that series when due;

     o failure to pay any interest on any Debt Securities of that series when due, continued for 30 days;

     o failure to deposit any sinking fund payment, when due, on any Debt Securities of that series;

     o failure to perform any other covenant or the breach of any warranty in the Indenture for 90 days after being given written notice;

     o certain events of bankruptcy, insolvency or reorganization affecting us; and

     o any other Event of Default included in the applicable Indenture or supplemental indenture, if any. (Section 501)

     If an Event of Default (other than as a result of bankruptcy, insolvency or reorganization) for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount of the Debt Securities of that series (or, such portion of the principal amount of such Debt Securities, as may be specified in a prospectus supplement) to be due and payable immediately. If an Event of Default results from bankruptcy, insolvency or reorganization, the principal amount of all the Debt Securities of a series (or, such portion of the principal amount of such Debt Securities as may be specified in a prospectus supplement) will automatically become immediately due and payable. If an acceleration occurs, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can rescind the acceleration. (Section 502)

     Other than its duties in case of an Event of Default, a Trustee is not obligated to exercise any of its rights or powers under the applicable Indenture at the request of any of the holders of Debt Securities, unless the holders offer the Trustee reasonable indemnity. (Section 603) Subject to the indemnification of the Trustees, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

     The holders of Debt Securities of any series will not have any right to institute any proceeding with respect to the applicable Indenture, unless:

     o the holders have given written notice to the Trustee of an Event of Default;

     o the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request, and have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

     o the Trustee fails to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507)

     Such limitations do not apply, however, to a suit instituted by a holder of Debt Securities for the enforcement of payment of the principal, interest or premium on such Debt Securities on or after the applicable due date. (Section
508)

     We will be required to furnish to each Trustee annually within 120 days of the end of each fiscal year a statement by certain of our officers as to whether or not we are in default in the performance of any of the terms of the applicable Indenture. (Section 1004)

MODIFICATION AND WAIVER

     Under each Indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, however, is effective against any holder without its consent.

DEFEASANCE AND COVENANT DEFEASANCE

     If, and to the extent, indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of the Indentures, relating to defeasance and discharge of indebtedness and to defeasance of certain restrictive covenants, applied to the Debt Securities of any series, or to any specified part of a series. (Section 1301)

     Defeasance and Discharge. The Indentures provide that, upon the exercise of our option (if any), we will be discharged from all our obligations with respect to the applicable Debt Securities upon the deposit in trust for the benefit of the holders of such Debt Securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective stated maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Any additional conditions to the discharge of our obligations with respect to a series of Debt Securities will be described in an applicable prospectus supplement. (Sections 1302 and 1304)

     Defeasance of Certain Covenants. The Indentures provide that, upon the exercise of our option (if any), we may omit to comply with certain restrictive covenants described in an applicable prospectus supplement, the occurrence of certain Events of Default as described in an applicable prospectus supplement will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such Debt Securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective stated maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Any additional conditions to exercising this option with respect to a series of Debt Securities will be described in an applicable prospectus supplement. (Sections 1303 and 1304)

NOTICES

     Notices to holders of Debt Securities will be given by mail to the addresses of such holders as they may appear in the security register. (Sections 101 and 106)

TITLE

     We, the Trustees and any agent of ours or of a Trustee may treat the person in whose name a Debt Security is registered as the absolute owner of the Debt Security, whether or not such Debt Security may be overdue, for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112)

                          DESCRIPTION OF CAPITAL STOCK

     Pursuant to our articles of incorporation, our authorized capital stock consists of 150,000,000 shares of common stock and 30,000,000 shares of preferred stock. As of July 31, 1999, we had 91,057,245 shares of common stock outstanding, and no shares of preferred stock outstanding.

COMMON STOCK

     Our common shareholders are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our common shareholders. Our common shareholders do not have cumulative voting, preemptive, subscription, redemption or conversion rights.

     Our common shareholders are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. Dividends on our common stock are, however, subject to any preferential dividend rights of outstanding preferred stock. We do not intend to pay cash dividends on our common stock in the foreseeable future, and certain of our financing arrangements restrict the payment of cash dividends.

     Upon our liquidation, dissolution or winding up, our common shareholders are entitled to receive ratably our net assets available after payment of all of our debts and other liabilities. Any payment is, however, subject to the prior rights of any outstanding preferred stock.

     The common stock will, when issued, be fully paid and non-assessable.

     Our common stock is admitted for trading on the Nasdaq National Market and trades under the symbol "GLBL."

PREFERRED STOCK

     The following summary describes certain general terms of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific terms of the preferred stock will be described in the prospectus supplement, including the following terms:

     o the series, the number of shares offered and the liquidation value of the preferred stock;

     o   the price at which the preferred stock will be issued;

     o the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

     o   the liquidation preference of the preferred stock;

     o   the voting rights of the preferred stock;

     o whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

     o whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

     o any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

     Our articles of incorporation allows our board of directors to issue preferred stock from time to time in one or more series, without any action being taken by our shareholders. Subject to the provisions of our articles of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue shares of a series of our preferred stock, and establish their terms. These terms may include:

     o   voting powers;

     o   designations;

     o   preferences;

     o   dividend rights;

     o   terms of redemption;

     o   redemption process;

     o   conversion or exchange rights; and

     o any other terms permitted to be established by our articles of incorporation and by applicable law.

     The preferred stock will, when issued, be fully paid and non-assessable.

ANTI-TAKEOVER PROVISIONS

     Certain provisions in our articles of incorporation and bylaws may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

     No Written Consent of Shareholders. Our articles of incorporation provides that any action required or permitted to be taken by our shareholders must be taken at a duly called annual or special meeting of our shareholders. Special meetings of our shareholders may be called only by the chairman of our board of directors, the president, a majority of the board of directors or the executive committee of the board of directors.

     Preferred Stock. Our articles of incorporation authorizes preferred stock. Our board of directors can set the voting, redemption, conversion and other rights relating to such preferred stock and can issue such stock in either a private or public transaction. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

     Foreign Ownership Restrictions. Our articles of incorporation limit foreign ownership of our capital stock to protect our ability to register its vessels under U.S. federal law and operate its vessels in United States coastwise trade. In order to enjoy the benefits of United States registry and United States coastwise trade, we must maintain United States citizenship as defined in the Shipping Act of 1916, as amended (the "Shipping Act"), and the regulations thereunder. Under these regulations, to remain a United States citizen qualified to engage in coastwise trade, our president or chief executive officer and chairman of the board of directors must be United States citizens, and a majority of a quorum of our board of directors must be United States citizens. Further, at least 75% of the ownership and voting power of our capital stock must be held by United States citizens, as defined in the Shipping Act and the regulations thereunder.

     Under our articles of incorporation, any transfer of any shares of capital stock is void and ineffective as against the Company if it would result in one or more persons who is not a United States citizen for purposes of United States coastwise domestic shipping (as defined in the Shipping Act) owning or controlling 23% of our capital stock or voting power (or, if different, 2% less than the percentage - currently 25% - that would prevent the company from being a United States citizen for purposes of engaging in United States coastwise domestic shipping). Moreover, if at any time ownership of capital stock or voting power (either of record or beneficial) by non-United States citizens exceeds 23% (or the permitted percentage, if different), we may withhold payment of dividends on, and may suspend the voting rights of, the shares deemed to be in excess of the permitted percentage.

     Our common stock certificates bear legends concerning these restrictions on ownership by non-United States citizens. In addition, the bylaws authorize the board of directors (1) to require, as a condition to any transfer of shares on the records of the Company, representations and other proof as to the identity of existing or prospective shareholders and (2) to establish and maintain a dual stock certificate system under which different forms of certificates may be used to indicate whether or not the owner is a United States citizen.

     Restrictions on Nomination of Directors and Shareholder Proposals. Our bylaws establish an advance notice procedure for shareholder nominations of candidates for election as directors as well as for other shareholder proposals to be considered at shareholders' meetings. Notice of shareholder proposals and shareholder director nominations must be given in writing to the Company's secretary prior to the meeting at which such proposals and/or nomination are being considered and at least 90 days prior to the anniversary date of the last annual meeting. In the case of an election at a special meeting, notice must be given not later than the earlier of the tenth day after the day the special meeting notice was first mailed to shareholders or otherwise publicly disclosed.

     Any notice from a shareholder presenting a proposal or nominating a person to be a director must contain information about the shareholder and, in the case of director nominations, all information that would be required to be included in a proxy statement soliciting proxies for the nominee's election (including the nominee's written consent to serve as a director if elected). If a meeting's presiding officer determines that a shareholder's proposal or nomination is not made in accordance with these procedures, the proposal or nomination may be disregarded.

     Business Combinations under Louisiana Law. As permitted by Louisiana law, our articles of incorporation expressly authorize the board of directors, when considering a tender offer, exchange offer, merger or consolidation, to consider, among other factors, the social and economic effects of the proposals on the company, our subsidiaries and our employees, customers, creditors and communities.

LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

     Section 24 of the Louisiana Business Corporation Law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their shareholders for monetary damages for breach of officers' and directors' fiduciary duties, except for:

     o any breach of the officer's or director's duty of loyalty to our company or our shareholders;

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 92D of the Louisiana Business Corporation Law; or

     o any transaction from which the officer or director derived an improper personal benefit.

     Our articles of incorporation limits the liability of our officers and directors to our company and our shareholders to the fullest extent permitted by Louisiana law. The inclusion of these provisions in our articles of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter shareholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefitted our company and our shareholders.

     Both our articles of incorporation and bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Louisiana law as it exists now or may hereafter be amended. The company has entered into indemnification agreements with each of our directors, which provide for our directors and officers to be named as insureds under any directors' and officers' liability insurance policies maintained by the company. The indemnification agreements also provide that the company will indemnify each director against losses and expenses resulting from a claim or claims made against such director for any act, failure to act or neglect or breach of duty, including: (1) any error, misstatement or misleading statement committed, suffered, permitted or acquiesced in by the director, or (2) any of the foregoing alleged by any claimant, or any claim against the director or executive officer solely by reason of such person being a director or officer of the company, subject to certain exclusions. The indemnification agreements also provide certain procedures regarding the right to indemnification and for the advancement of expenses. These provisions, however, do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue, nor to recover monetary damages, under federal securities laws for violations thereof.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock, and the prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between our company and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

     We have summarized selected provisions of the deposit agreement and the depositary receipts, but the summary is qualified by reference to the provisions of the depositary agreement and the depositary receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If the depositary determines, however, that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

REDEMPTION OF DEPOSITARY SHARES

     If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or our company only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer fees and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

WITHDRAWAL OF PREFERRED STOCK

     Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

MISCELLANEOUS

     The depositary will forward to holders of depositary receipts all reports and communications from our company that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

     Neither the depositary nor our company will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the depositary and our company under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering notice to our company of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.

                             DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Warrants may be issued independently or together with debt securities, preferred stock, depositary shares or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between our company and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of our company in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

     Reference is made to the prospectus supplement relating to the particular issue of warrants offered thereby for the terms of and information relating to such warrants, including, where applicable:

     o the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

     o the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such shares of common stock may be purchased upon such exercise;

     o the number of shares and series of preferred stock or depositary shares purchasable upon the exercise of warrants to purchase preferred stock and the price at which such shares of such series of preferred stock or depositary shares may be purchased upon such exercise;

     o the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such other securities may be purchased upon such exercise;

     o the date on which the right to exercise such warrants will commence and the date on which such right will expire;

     o United States federal income tax consequences applicable to such warrants;

     o the amount of warrants outstanding as of the most recent practicable date; and

     o   any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

     Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, depositary shares, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

     Prior to the exercise of any warrants to purchase debt securities, preferred stock, depositary shares, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, depositary shares, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the preferred stock, depositary shares or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities:

     o   through underwriters or dealers;

     o   through agents;

     o directly to one or more purchasers, including existing shareholders in a rights offering; or

     o   through a combination of any such methods of sale.

BY UNDERWRITERS

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated in the prospectus supplement, the underwriters must purchase all of the securities of the series offered by a prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

BY AGENTS

     Offered securities may also be sold through agents designated by us. Unless indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

DIRECT SALES; RIGHTS OFFERINGS

     Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may also sell offered securities upon the exercise of rights, which may be issued to our securityholders.

DELAYED DELIVERY ARRANGEMENTS

     We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from our company and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, our company or our subsidiaries in the ordinary course of their businesses.

                                  LEGAL MATTERS

     Our legal counsel, Vinson & Elkins L.L.P., Houston, Texas, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                     EXPERTS

     The financial statements incorporated herein by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses payable by Global Industries, Ltd. (the "Company") in connection with the issuance and distribution of the securities covered by this Registration Statement. All amounts are estimates, except the registration fee.

Registration fee............................................ $    139,000
Fees and expenses of accountants............................
Fees and expenses of legal counsel .........................
Fees and expenses of Trustee and counsel....................
Printing and engraving expenses.............................
Miscellaneous...............................................
                                                             ------------
                  Total..................................... $
                                                             ============

ITEM 15.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 83 of the Business Corporation Law of the State of Louisiana (the "LBCL"), a Louisiana corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative, including any action by or in right of the corporation, brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Article VI of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") provides that the Company shall indemnify its officers and directors to the fullest extent permitted by law. Article VI of the Company's Bylaws (the "Bylaws") provides for indemnification of each person who is or was made a party to or was involved in any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is, was or has agreed to become an officer or director of the Company or is a person who is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, sole proprietorship, trust, or other enterprise (including service with respect to employee benefit plans) to the fullest extent permitted by the LBCL as it existed at the time the indemnification provisions of the Articles of Incorporation and Bylaws were adopted or as the LBCL may be thereafter amended. Article VI of the Bylaws expressly provides that it is not the exclusive method of indemnification.

     The company has entered into indemnification agreements with each of our directors, which provide for our directors and officers to be named as insureds under any directors' and officers' liability insurance policies maintained by the company. The indemnification agreements also provide that the company will indemnify each director against losses and expenses resulting from a claim or claims made against such director for any act, failure to act or neglect or breach of duty, including: (1) any error, misstatement or misleading statement committed, suffered, permitted or acquiesced in by the director, or (2) any of the foregoing alleged by any claimant, or any claim against the director or executive officer solely by reason of such person being a director or officer of the company, subject to certain exclusions. The indemnification agreements also provide certain procedures regarding the right to indemnification and for the advancement of expenses. These provisions, however, do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue, nor to recover monetary damages, under federal securities laws for violations thereof.

     Article VI of the Articles of Incorporation and Article VI of the Bylaws also provide that the Company may maintain insurance, at its own expense, to protect itself and any of its directors, officers, employees or agents or any person serving at the request of the Company as a director, officer, employee or agent or of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the LBCL.

     Section 24 of the LBCL permits the limitation of directors' personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except in certain situations including breach of a director's duty of loyalty or acts or omissions not made in good faith.
Article VI of the Articles of Incorporation limits directors' personal liability to the extent permitted by Section 24 of the LBCL.

     The Underwriting Agreements that the Company may enter into with respect to the offer and sale of securities covered by this Registration Statement will contain certain provisions for the indemnification of the Underwriters against civil liabilities under the Securities Act.

ITEM 16.        EXHIBITS.

     The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Company under the Securities Act or the Exchange Act as indicated in parentheses:

EXHIBIT
  NO.                    EXHIBIT
-------                  -------
   *1.1     --    Form of Underwriting Agreement (Debt Securities).
   *1.2     --    Form of Underwriting Agreement (Preferred Stock).
   *1.3     --    Form of Underwriting Agreement (Depositary Shares).
   *1.4     --    Form of Underwriting Agreement (Common Stock).
   *1.5     --    Form of Underwriting Agreement (Warrants).
    4.1     --    Form of Common Stock certificate, incorporated by reference to
                  Exhibit 4.1 to the Form S-1 filed by Registrant (Reg. No.
                  33-56600).
  **4.4     --    Form of Senior Debt Indenture.
  **4.5     --    Form of Subordinated Debt Indenture.
   *4.6     --    Form of Debt Securities.
   *4.7     --    Form of Warrants.
   *4.8     --    Form of Depositary Agreement.
   *4.9     --    Form of Depositary Receipt.
  *+5.1     --    Opinion of Vinson & Elkins L.L.P.
   *8.1     --    Opinion of Vinson & Elkins L.L.P. relating to certain tax
                  matters.
                                      II-2

 **12.1   --      Calculation of Ratio of Earnings to Fixed Charges.
 **23.1   --      Consent of Deloitte & Touche LLP.
   23.3   --      Consent of Vinson & Elkins L.L.P. (included in Exhibits 5.1 and 8.1).
 **24.1   --      Powers of Attorney.
  *25.1   --      Form T-1 Statement of Eligibility of Trustee under the Senior
                  Indenture.
  *25.2   --      Form T-1 Statement of Eligibility of Trustee under the
                  Subordinated Indenture.
---------------------------

* The Company will file as an exhibit to a Current Report on Form 8-K (i) any form of Debt Securities, Warrant Agreement or Warrants, Depositary Receipts or Depositary Agreement and any Preferred Stock certificate or certificate of designations, (ii) any form of underwriting agreement to be used in connection with an offering of securities, (iii) any opinions of Vinson & Elkins L.L.P. not previously filed and (iv) any statement of eligibility of a trustee in connection with an offering of Debt Securities.
**   Filed herewith.
+    To be filed by amendment.

ITEM 17.      UNDERTAKINGS.

         (a)      The registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3)
                  of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material information with respect to
                  the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that the undertakings set forth in clauses (i) and
         (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) The registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on August 31, 1999.

                                  GLOBAL INDUSTRIES, LTD.


                                  By: /s/ WILLIAM J. DORE
                                    ------------------------------------------
                                    William J. Dore
                                    Chairman of the Board, President and
                                    Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment has been signed below by the following persons in the capacities indicated on the 31st day of August, 1999.


           SIGNATURE                                    TITLE
           ---------                                    -----

     /s/ WILLIAM J. DORE                Chairman of the Board, President, Chief
-----------------------------------     Executive Officer and Director
         William J. Dore                (Principal Executive Officer)

     /s/ PETER S. ATKINSON              Vice President and Chief Financial
-----------------------------------     Officer Principal Financial and
         Peter S. Atkinson              Accounting Officer)

         JAMES C. DAY*                  Director
-----------------------------------
         James C. Day

         EDWARD P. DJEREJIAN*           Director
-----------------------------------
         Edward P. Djerejian

         EDGAR G. HOTARD*               Director
-----------------------------------
         Edgar G. Hotard

         MICHAEL J. POLLACK*            Director
-----------------------------------
         Michael J. Pollack

*By:     PETER S. ATKINSON
-----------------------------------
         Attorney-in-Fact

                                INDEX TO EXHIBITS


EXHIBIT
  NO.                    DESCRIPTION
--------                 -----------
   *1.1     --    Form of Underwriting Agreement (Debt Securities).
   *1.2     --    Form of Underwriting Agreement (Preferred Stock).
   *1.3     --    Form of Underwriting Agreement (Depositary Shares).
   *1.4     --    Form of Underwriting Agreement (Common Stock).
   *1.5     --    Form of Underwriting Agreement (Warrants).
    4.1     --    Form of Common Stock certificate, incorporated by reference to
                  Exhibit 4.1 to the Form S-1 filed by Registrant (Reg. No.
                  33-56600).
  **4.4     --    Form of Senior Debt Indenture.
  **4.5     --    Form of Subordinated Debt Indenture.
   *4.6     --    Form of Debt Securities.
   *4.7     --    Form of Warrants.
   *4.8     --    Form of Depositary Agreement.
   *4.9     --    Form of Depositary Receipt.
  *+5.1     --    Opinion of Vinson & Elkins L.L.P.
   *8.1     --    Opinion of Vinson & Elkins L.L.P. relating to certain tax
                  matters.


 **12.1   --      Calculation of Ratio of Earnings to Fixed Charges.
 **23.1   --      Consent of Deloitte & Touche LLP.
   23.3   --      Consent of Vinson & Elkins L.L.P. (included in Exhibits 5.1 and 8.1).
 **24.1   --      Powers of Attorney.
  *25.1   --      Form T-1 Statement of Eligibility of Trustee under the Senior
                  Indenture.
  *25.2   --      Form T-1 Statement of Eligibility of Trustee under the
                  Subordinated Indenture.

---------------------------
* The Company will file as an exhibit to a Current Report on Form 8-K (i) any form of Debt Securities, Warrant Agreement or Warrants, Depositary Receipts or Depositary Agreement and any Preferred Stock certificate or certificate of designations, (ii) any form of underwriting agreement to be used in connection with an offering of securities, (iii) any opinions of Vinson & Elkins L.L.P. not previously filed and (iv) any statement of eligibility of a trustee in connection with an offering of Debt Securities.
**   Filed herewith.
+    To be filed by amendment.